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                             [Edison Schools Logo]

For Immediate Release, May 14, 2003
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Contact:         Chris Scarlata - Chief Financial Officer
                 212-419-1645

                 Adam Tucker - VP, Communications
                 212-419-1602

       Edison Schools Reports Significant Improvements in Net loss and in
                    EBITDA for its Third Quarter

             Net loss improved by 50%, and Company Posts Positive

               EBITDA of $5.8 million vs. $.6 million EBITDA Loss
                              in Same FY02 Period

            Company's Cash Position Remains Strong at $32.7 Million

New York, New York, May 14, 2003 - Edison Schools Inc. (NASDAQ: EDSN), the nation's leading private manager of public schools, announced today that it improved its loss per share in the third quarter by 50% from a loss of 24 cents per share last year to a loss of 12 cents per share this year. Net loss for the quarter improved to a loss of $6.4 million versus a loss of $12.8 million in the prior quarter. The company also reported a significant turn-around in its EBITDA, net of non-cash stock compensation (see Attached Financial Statement for reconciliation of this number), producing $5.8 million in EBITDA for this third quarter up from an EBITDA loss of $.6 million in the same period last year. (The $.6 million loss from last year's third quarter excludes a $6.8 million write-down taken in its investment in Apex Online Learning. With this included, the improvement in EBITDA production would be even more significant.)

"We are very pleased with the performance of the company through the first three quarters of our year. We believe Edison has executed a dramatic financial turnaround, which will culminate with the achievement of our first ever net income in the current quarter," said Chris Whittle, the company's founder and CEO. "Our performance in the 4th quarter will determine whether we achieve our goal of $26 million of EBITDA for the full fiscal period, which would be up from a negative EBITDA of $52 million last year. As always, there are upsides and downsides that we are managing, but, with three quarters behind us, we now believe those are within a narrow range of roughly $2-3 million."

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Net revenues for the quarter were approximately 11% lower than the prior year, due primarily to the ending of certain unprofitable contracts, the deferral of revenue for a certain unsigned contract and a change in three management contracts from a gross or net accounting basis to a fixed fee basis. Net revenues were $108.4 million, versus $121.9 million the same period a year ago. The company's Gross Site Contribution (see attached financial statement for reconciliation of this number) rose 5.5% versus last year to $22.9 million from $21.7 million a year ago.

For the third quarter in a row, the company's cash balance was over $30 million. Its cash position is $32.7 million compared with $31.5 million on September 30, 2002 and $37.0 million on December 31, 2002.

The company's balance sheet remains strong with shareholder equity of approximately $202 million or $3.82 per share.

ABOUT EDISON SCHOOLS
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Founded in 1992, Edison partners with school districts and charter boards to raise student achievement through its research-based school design, aligned assessment systems, interactive professional development, integrated use of technology and other proven program features. Edison students are achieving annual academic gains well above national norms. Edison Schools now serves more than 110,000 public school students in over 20 states through four different business channels: (1) the management of schools for school districts, (2) charter schools, (3) summer and after-school programs, and (4) achievement management solutions for school systems. The company operates 149 full-year schools and 178 summer schools.

Between 1992 and 1995 and in on-going efforts, Edison's team of leading educators and scholars has conducted intensive research to develop its school design and support systems. Edison opened its first four schools in August 1995, and has grown rapidly in every subsequent year. For more information, please visit www.edisonschools.com.

Any statements in this press release and any other press release issued by Edison on or about the date hereof about future expectations, plans and prospects for Edison, including statements containing the words "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the risk factors discussed in our most recent annual report on form 10-K/A filed with the SEC. The forward-looking statements included in this press release represent Edison's estimates as of May 14, 2003. Edison anticipates that subsequent events and developments will cause its estimates to change. While Edison may elect to update these forward-looking statements at some point in the future, Edison specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Edison's estimates or views as of any date subsequent to May 14, 2003.

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